UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2025

Fidelity Private Credit Company LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01645	87-2722334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Summer Street Boston, Massachusetts		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 563-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 16, 2025, Fidelity Private Credit Company LLC (the “Fund”), as Borrower, entered into a senior secured revolving credit facility (the “Facility”) pursuant to a Senior Secured Revolving Credit Agreement (the “Agreement”), with Truist Bank, as administrative agent, ING Capital LLC, as valuation agent, the lenders and issuing banks party thereto, and Truist Securities, Inc., ING Capital LLC, and Sumitomo Mitsui Banking Corporation, as joint book runners and joint lead arrangers. The Agreement is effective as of June 16, 2025. Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

The Fund may borrow amounts in U.S. dollars or certain agreed foreign currencies under the Facility. Borrowings made under the Facility will have an interest rate, (a) if the Gross Borrowing Base is less than 1.60 times the Combined Debt Amount, (i) with respect to any ABR Loan, 0.875% per annum, and (ii) with respect to any Index Rate Loan, Term Benchmark Loan or RFR Loan, 1.875% per annum; or (b) if the Gross Borrowing Base is equal to or greater than 1.60 times the Combined Debt Amount, (i) with respect to any ABR Loan, 0.750% per annum, and (ii) with respect to any Index Rate Loan, Term Benchmark Loan or RFR loan, 1.750% per annum. The Fund will also pay a fee of 0.375% on average daily undrawn amounts under the Facility.

The initial principal amount of the Facility is $300,000,000, subject to availability under the borrowing base, which is based on the Fund’s portfolio investments and other outstanding indebtedness, with an accordion provision to permit increases to the total facility amount up to $750,000,000, subject to the satisfaction of certain conditions. In addition, the Facility includes a $60,000,000 limit for swingline loans.

The Facility is guaranteed by certain subsidiaries of the Fund and will be guaranteed by certain domestic subsidiaries of the Fund that are formed or acquired by the Fund in the future (collectively, the “Guarantors”). Proceeds of the Facility may be used for general corporate purposes, including, without limitation, repaying outstanding indebtedness, making distributions, contributions and investments, and acquisition and funding of portfolio investments, and such other uses as permitted under the Agreement.

The Facility is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Fund and each Guarantor, subject to certain exceptions.

The availability period under the Facility will terminate on June 15, 2029 (the “Commitment Termination Date”) and the Facility will mature on June 14, 2030 (the “Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Fund will be obligated to make mandatory prepayments under the Facility out of the proceeds of certain asset sales, other recovery events and equity and debt issuances.

The Agreement includes customary affirmative and negative covenants, including financial covenants requiring the Fund to maintain a minimum shareholders’ equity and asset coverage ratio, and certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

The description above is only a summary of the material provisions of the Agreement and is qualified in its entirety by reference to a copy of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation

The information included under Item 1.01 above regarding the Facility and the Agreement is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1

Senior Secured Revolving Credit Agreement, dated as of June 16, 2025, by and among Fidelity Private Credit Company LLC, as borrower, Truist Bank, as administrative agent, ING Capital LLC, as valuation agent, the lenders and issuing banks party thereto, and Truist Securities, Inc., ING Capital LLC, and Sumitomo Mitsui Banking Corporation, as joint book runners and joint lead arrangers.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fidelity Private Credit Company LLC

Date: June 18, 2025	By:	/s/ Heather Bonner
Name: Heather Bonner
Title: President and Treasurer